Exhibit 3.1

AMENDED AND RESTATED

TRUST AGREEMENT

OF

PACIFIC COAST OIL TRUST

AMONG

PACIFIC COAST ENERGY COMPANY LP

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

and

THE BANK OF NEW YORK

MELLON TRUST COMPANY, N.A.

Dated: As of May 8, 2012

i

ii

iii

AMENDED AND RESTATED

TRUST AGREEMENT

OF

PACIFIC COAST OIL TRUST

This Amended and Restated Trust Agreement of Pacific Coast Oil Trust, a Delaware statutory trust (the “Trust”), is entered into effective as of the 8th day of May, 2012, by and among PACIFIC COAST ENERGY COMPANY LP, a Delaware limited partnership with its principal office in Los Angeles, California (“PCEC”), as trustor, WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States with its principal office in Wilmington, Delaware (“Wilmington Trust”), as Delaware Trustee (as hereinafter defined), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national association organized under the laws of the United States (the “Bank”), as Trustee (as hereinafter defined).

WITNESSETH:

WHEREAS, PCEC is engaged in the exploration for, and the development and production of, oil and natural gas, the development, ownership and operation of oil and natural gas infrastructure and the acquisition of leases and other real property in connection therewith, and owns oil and natural gas properties and related assets in California; and

WHEREAS, PCEC has determined to convey to the Trust the Conveyed Interests (hereinafter defined) in exchange for 38,583,158 Trust Units (hereinafter defined); and

WHEREAS, PCEC, Wilmington Trust and the Bank have previously formed the Trust pursuant to the Organizational Trust Agreement (hereinafter defined) in accordance with the provisions of the Trust Act (hereinafter defined) and, in connection therewith, PCEC has previously delivered to the Bank, on behalf of the Trust, good and valuable consideration, which consideration the Bank has accepted, to have and to hold, in trust, such consideration, for the purposes and subject to the terms and conditions hereinafter provided; and

NOW, THEREFORE, PCEC, Wilmington Trust and the Bank hereby amend and restate the Organizational Trust Agreement in its entirety.

ARTICLE I

DEFINITIONS

As used herein, the following terms have the meanings indicated:

“AAA” has the meaning assigned to that term in Article XI.

“Affiliate” means, for any specified Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. “Control,” in the preceding sentence, refers to the possession, directly or indirectly, of the right or power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” means, with respect to a Person, an agent, employee, officer, director, custodian, nominee or attorney of such Person.

“Agreement” means this Amended and Restated Trust Agreement of Pacific Coast Oil Trust, as it may be further amended, supplemented or restated from time to time.

“Bank” means The Bank of New York Mellon Trust Company, N.A., a national banking association, and its successors and assigns.

“Beneficial Interest” means the aggregate beneficial ownership interest of all Trust Unitholders in the Trust Estate, including without limitation the proceeds from the conversion of the Conveyed Interests to cash, and in the right to cash resulting from such conversion of the Conveyed Interests, which beneficial interest is expressed in Trust Units, but such beneficial interest does not include any direct ownership interest, legal or equitable, in or to the Conveyed Interests, or any part thereof, or in or to any asset of the Trust Estate.

“Business Day” means any day that is not a Saturday, Sunday, a holiday determined by the NYSE Regulation, Inc. as affecting “‘ex’ dates” or any other day on which national banking institutions in New York, New York or Wilmington, Delaware are closed as authorized or required by law.

“Claimant” has the meaning assigned to that term in Article XI.

“Closing” means the first closing of the initial public offering of Trust Units contemplated by the Securities Act Registration Statement.

“Closing Date” means the date of Closing.

“Commission” means the Securities and Exchange Commission.

“Conveyance” means the Conveyance of Net Profits Interests and Overriding Royalty Interest to be entered into on May 8, 2012, from PCEC, as grantor, to the Trust, as grantee.

“Conveyed Interests” means the Net Profits Interests and Royalty Interest.

“Delaware Trustee” means the Entity serving as a trustee (other than as the Trustee) hereunder having its principal place of business in Delaware, not in its individual capacity but solely in its capacity as trustee hereunder, and having the rights and obligations specified with respect to the Delaware Trustee in this Agreement. Furthermore, any benefit, indemnity, release or protection granted to the Delaware Trustee herein shall extend to and shall be fully applicable and effective with regard to any Entity serving as the Delaware Trustee, including, without limitation, Wilmington Trust.

“Developed Properties” means the Subject Interests described in the Conveyance as the “Developed Properties Subject Interests.”

“Entity” means a corporation, partnership, limited liability company, trust, estate or other entity, organization or association.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Act Registration Statement” means the registration statement on Form 8-A pursuant to which the Trust Units may be registered under Section 12 of the Exchange Act.

“Expenses” has the meaning assigned to that term in Section 6.02(a).

“Fair Value” means, with respect to any portion of the Conveyed Interests to be released or sold pursuant to Section 3.02(c) in connection with a sale of Underlying Properties, an amount equal to the excess, if any, of (a) the proceeds which could reasonably be expected to be obtained from the sale of such portion of the Conveyed Interests to a party which is not an Affiliate of PCEC or the Trust on an arms-length negotiated basis, taking into account relevant market conditions and factors existing at the time of any such proposed sale or release, over (b) the Trust’s proportionate share of any sales costs, commissions and brokerage fees related to such sales.

“Gross Deductions” has the meaning assigned to that term in the Conveyance.

“Gross Fair Value” means, as applicable, an amount equal to the sum of (i) the Fair Value for the Developed Properties divided by 0.80 plus (ii) the Fair Value for the Remaining Properties divided by 0.25.

“Indemnified Party” or “Indemnified Parties” has the meaning assigned to that term in Section 6.02(c).

“Indemnifying Party” has the meaning assigned to that term in Section 6.02(c).

“Independent Reserve Engineers” means Netherland, Sewell & Associates, Inc., independent petroleum engineers, or any successor petroleum engineering consultants employed by the Trust to provide information and reports with respect to the Conveyed Interests.

“Monthly Cash Distribution” means, for each Monthly Period, an amount determined by the Trustee pursuant to Section 5.02 hereof to be equal to the excess, if any, of (a) the sum of (i) the cash received by the Trust attributable to the Conveyed Interests with respect to the Monthly Period, plus (ii) any decrease with respect to the Monthly Period in any cash reserve theretofore established by the Trustee for the payment of liabilities of the Trust, plus (iii) any other cash receipts of the Trust with respect to the Monthly Period (including any cash received from interest earned pursuant to Section 3.04), over (b) the sum of (i) the liabilities of the Trust paid with respect to the Monthly Period, plus (ii) the amount of any cash used with respect to the Monthly Period by the Trustee to establish or increase a cash reserve established for the payment of any liabilities, including contingent liabilities, of the Trust.

“Monthly Payment Date” means the 10th Business Day after the Monthly Record Date.

“Monthly Period” means, for the initial period, the period that commences on April 1, 2012 and continues through and includes April 30, 2012, and for succeeding periods each calendar month of each year.

“Monthly Record Date” means, for each Monthly Period, the last Business Day of the next succeeding month or such other date established by the Trustee in order to comply with applicable law or the rules of any securities exchange or quotation system on which the Trust Units may be listed or admitted to trading, in which event “Monthly Record Date” means such other date; provided, however, that the initial Monthly Record Date may occur prior to May 30, 2012.

“Net Profits Interest” means each of (i) the net profits interest in the Developed Properties to be conveyed by PCEC to the Trust in the Conveyance and (ii) the net profits interest in the Remaining Properties to be conveyed by PCEC to the Trust in the Conveyance.

“Operating and Services Agreement” means the Operating and Services Agreement to be entered into on May 8, 2012, by and between PCEC and the Trust.

“Organizational Trust Agreement” means the Trust Agreement of Pacific Coast Oil Trust, entered into and effective as of January 3, 2012, by and among PCEC, Wilmington Trust and the Bank.

“PCEC” means Pacific Coast Energy Company LP, a Delaware limited partnership, and its successors and permitted assigns.

“Person” means a natural person or an Entity.

“Prospectus” means the final prospectus constituting a part of the Securities Act Registration Statement, as filed pursuant to Rule 424(b) under the Securities Act.

“Record Date Trust Unitholders” has the meaning assigned to that term in Section 8.02.

“Registration Rights Agreement” means the Registration Rights Agreement, to be entered into on May 8, 2012, entered into between PCEC and the Trust.

“Remaining Properties” means the Subject Interests described in the Conveyance as the “Remaining Properties Subject Interests.”

“Responsible Officer” means (a) with respect to the Delaware Trustee, any officer in the Corporate Trust Administration office of the Delaware Trustee having direct responsibility for the administration of this Agreement, and with respect to a particular corporate trust matter, any officer of the Delaware Trustee to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject, and (b) with respect to the Trustee, any officer in the Corporate Trust Administration office of the Trustee having direct responsibility for the administration of this Agreement, and with respect to a particular corporate trust matter, any officer of the Trustee to whom such a matter is referred because of his or her knowledge of and familiarity with the subject.

“Respondent” has the meaning assigned to that term in Article XI.

“Royalty Interest” means the overriding royalty interest described in the Conveyance as the “Overriding Royalty Interest.”

“Rules” has the meaning assigned to that term in Article XI.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Act Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-178928) as it has been or as it may be amended or supplemented from time to time, filed by PCEC and the Trust with the Commission under the Securities Act to register the offering and sale of Trust Units.

“Special Provisions” has the meaning assigned to that term in Article XI.

“Transaction Documents” means this Agreement, the Underwriting Agreement, the Conveyance, the Operating and Services Agreement and the Registration Rights Agreement.

“Transferee” means, as to any Trust Unitholder or former Trust Unitholder, any Person succeeding to the interest of such Trust Unitholder or former Trust Unitholder in one or more Trust Units, whether as purchaser, donee, legatee or otherwise.

“Trust” means Pacific Coast Oil Trust, the Delaware statutory trust created pursuant to the Organizational Trust Agreement and continued by and administered under the terms of this Agreement.

“Trust Act” means the Delaware Statutory Trust Act, Title 12, Chapter 38 of the Delaware Code, Sections 3801 et seq., as amended from time to time during the term of this Agreement.

“Trust Estate” means the assets held by the Trust under this Agreement, including both income and principal.

“Trust Units” means uncertificated, undivided pro rata fractional interests in the Beneficial Interest, determined as hereinafter provided.

“Trust Unitholder” means the owner of one or more Trust Units as reflected on the books of the Trustee pursuant to Section 4.01 or in the records of The Depository Trust Company.

“Trustee” means the Entity serving as a trustee (other than the Delaware Trustee) under this Agreement, not in its individual capacity but solely in its fiduciary capacity. Furthermore, any benefit, indemnity, release or protection granted to the Trustee herein shall extend to and shall be fully applicable and effective with regard to any Entity serving as Trustee, including, without limitation, the Bank. The term “principal office” of the Trustee shall mean the principal office of the Trustee in Austin, Texas, or the principal office at which at any particular time its institutional or corporate trust business may be administered.

“Trustee Release” means a recordable instrument (in a form reasonably acceptable to PCEC or its Affiliates, as applicable) that evidences or effects the termination and release of a Conveyed Interest with respect to the Underlying Properties being conveyed.

“Underlying Properties” means the Subject Interests subject to the Conveyed Interests, as “Subject Interests” is defined in the Conveyance.

“Underwriters” means each Person named as an underwriter in Schedule 1 to the Underwriting Agreement.

“Underwriting Agreement” means the Underwriting Agreement dated as of May 2, 2012 among the Underwriters, the Trust and PCEC, providing for the purchase of 18,500,000 Trust Units and any additional Trust Units to be sold pursuant to the Underwriters’ overallotment option.

“Wilmington Trust” means Wilmington Trust, National Association, a national banking association organized under the laws of the United States, and its successors and assigns.

ARTICLE II

NAME AND PURPOSE OF THE TRUST; DECLARATION OF TRUST

Section 2.01 Name; Certificate of Trust. The Trust continued by this Agreement shall remain a Delaware statutory trust under the Trust Act. The Trust shall continue to be known as “Pacific Coast Oil Trust”, and the Trustee may transact the Trust’s affairs in that name (or, if required by applicable law, in the Trustee’s name in its capacity as the trustee on behalf of the Trust). The continuation and operation of the Trust shall be in accordance with this Agreement, which shall constitute the “governing instrument” of the Trust within the meaning of Section 3801(f) of the Trust Act. In the event that a Responsible Officer of either the Delaware Trustee or the Trustee becomes aware that any statement contained or matter described in the Trust’s Certificate of Trust has changed, making it false in any material respect, it will notify the other trustee and the Delaware Trustee shall promptly file or cause to be filed in the office of the Secretary of State of Delaware an amendment of same at the written direction of the Trustee, duly executed in accordance with Section 3811 of the Trust Act, in order to effect such change thereto, such filing to be in accordance with Section 3810(b) of the Trust Act.

Section 2.02 Purpose. The purposes of the Trust are, and the Trust (and the Trustee on behalf of the Trust) shall have the power and authority and is hereby authorized:

(a) to acquire, hold, protect and conserve the Trust Estate for the benefit of the Trust Unitholders;

(b) to receive and hold the Conveyed Interests and the other assets of the Trust Estate;

(c) to issue 38,583,158 Trust Units on the Closing Date and to perform its obligations with respect thereto;

(d) to invest cash reserves as provided in Section 3.04;

(e) to convert the Conveyed Interests into cash either by (1) retaining the Conveyed Interests and collecting the proceeds of production payable with respect to the Conveyed Interests until production has ceased or the Conveyed Interests have been sold or transferred or the Conveyed Interests have otherwise terminated or (2) selling or otherwise disposing of all or any portion of the Conveyed Interests in accordance with the terms of this Agreement;

(f) to pay, or provide for the payment of, any liabilities incurred in carrying out the purposes of the Trust, and thereafter to distribute the remaining amounts of cash received by the Trust to the Trust Unitholders on a pro rata basis determined by the number of Trust Units held by each Trust Unitholder in accordance with Section 5.02;

(g) to distribute the Monthly Cash Distribution;

(h) to incur indebtedness and grant security interests in or otherwise encumber the Trust Estate in order to pay the liabilities of the Trust as they become due, if necessary;

(i) to enter into, execute, deliver and perform its obligations and enforce its rights under the Transaction Documents to which it is a party;

(j) to cause to be prepared and file (i) reports required to be filed under the Exchange Act, (ii) any reports required by the rules of any securities exchange or quotation system on which the Trust Units are listed or admitted to trading, and (iii) any reports, forms or returns required to be filed pursuant to tax laws and other applicable laws and regulations, and to establish, evaluate and maintain a system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act;

(k) to conduct or wind up its business as described in the Securities Act Registration Statement; and

(l) to engage in such other activities as are necessary or convenient for the attainment of any of the foregoing or are incident thereto, including activities required or permitted by the terms of the Conveyance, and which may be engaged in or carried on by a statutory trust under the Trust Act.

The Trust hereby authorizes the Transaction Documents and the activities contemplated therein.

Section 2.03 Transfer of Trust Property to the Trust. Upon the formation of the Trust, PCEC paid good and valuable consideration to the Trust, in trust, for the uses and purposes provided in the Organizational Trust Agreement and in this Agreement. At (and subject to the occurrence of) the Closing the following transactions will occur:

(a) PCEC shall, or shall cause its Affiliates to, grant, bargain, sell, convey and assign to the Trust, for the uses and purposes provided herein, the Conveyed Interests in consideration for 38,583,158 Trust Units to be issued by the Trust to PCEC, which Trust Units shall collectively represent the entire Beneficial Interest in accordance with Section 4.01. The issuance of 38,583,158 Trust Units is hereby duly authorized and, upon issuance at the Closing, such Trust Units shall be duly and validly issued and outstanding and, upon receipt by the Trust at the Closing of the consideration described above, the Trust Units will be fully paid and nonassessable without the requirement of any further consideration.

(b) PCEC and the Trustee, on behalf of the Trust, shall enter into the Registration Rights Agreement.

Section 2.04 Creation of the Trust. The Trustee declares that it shall hold the Trust Estate in trust for the benefit of the Trust Unitholders, upon the terms and conditions set forth in this Agreement. As set forth above and amplified herein, the Trust is intended to be a passive entity limited to the receipt of revenues attributable to the Conveyed Interests and the distribution of such revenues, after payment of or provision for Trust expenses and liabilities, to the Trust Unitholders. It is not the intention of the parties hereto to create, and nothing in this Agreement shall be construed as creating, for any purpose, a partnership, joint venture, joint stock company or similar business association, between or among Trust Unitholders, present or future, or between or among Trust Unitholders, or any of them, the Delaware Trustee, the Trustee and/or PCEC. Neither the Trustee nor the Delaware Trustee, in its individual capacity, or otherwise, makes any representation as to the validity or sufficiency of this Trust Agreement.

Section 2.05 Principal Offices. Unless and until changed by the Trustee, the address of the principal office of the Trustee is 919 Congress Avenue, Suite 500, Austin, Texas 78701, Attention: Institutional Trust Services. Unless and until changed by the Delaware Trustee, the principal place of business of the Delaware Trustee is 1100 North Market Street, Wilmington, Delaware 19890-1615, Attention: Corporate Trust Administration. The Trust may maintain offices at such other place or places within or without the State of Delaware as the Trustee deems advisable.

ARTICLE III

ADMINISTRATION OF THE TRUST AND POWERS OF THE TRUSTEE

AND THE DELAWARE TRUSTEE

Section 3.01 General Authority.

(a) The Trustee accepts the trust hereby continued and agrees to perform its duties hereunder with respect to the same, but only upon the express terms of this Agreement. Subject to the limitations set forth in this Agreement, the Trustee, acting alone, without the approval or consent of, or notice to, the Delaware Trustee or any Trust Unitholder, is authorized to take such action as in its judgment is necessary, desirable or advisable to best achieve the purposes and powers of the Trust set forth in Section 2.02 hereof, including the execution and delivery of the Transaction Documents. The Trustee shall not (i) dispose of any part of the Trust Estate except as expressly provided herein or (ii) except as permitted by Section 10.02, agree to amend or waive any provision of, give any consent or release with respect to, or terminate this Agreement or the Conveyance without the express approval of Trust Unitholders of record holding at least 75% of the then outstanding Trust Units at a meeting held in accordance with the requirements of Article VIII.

(b) The Delaware Trustee is appointed to serve as the trustee of the Trust in the State of Delaware for the sole purpose of satisfying the requirements of Section 3807(a) of the Trust Act that the Trust have at least one trustee with a principal place of business in the State of Delaware, or if a natural person, who is a resident of the State of Delaware. It is understood and agreed by the parties hereto that the Delaware Trustee shall have none of the duties, obligations or liabilities of any other Person, including, without limitation, the Trustee. The Delaware Trustee shall satisfy the requirements of Section 3807(a) of the Trust Act. The Delaware Trustee accepts the Trust hereby continued and agrees to perform its duties hereunder with respect to the same, but only upon the express terms of this Agreement. The Delaware Trustee is authorized to take only such actions, and shall be required to perform only such duties and obligations, with respect to the Trust as are specifically set forth in this Agreement, and no implied duties, obligations or powers shall be read into this Agreement in respect to the Delaware Trustee. The Delaware Trustee shall not otherwise manage or take part in the business or affairs of the Trust in any manner.

(c) The duties of the Delaware Trustee shall be limited to (i) accepting legal process served on the Trust in the State of Delaware, (ii) the execution of any certificates required to be filed with the Delaware Secretary of State which the Delaware Trustee is required to execute under Section 3811 of the Trust Act, (iii) the filing of any such certificates with the Delaware Secretary of State upon the written request of the Trustee and (iv) the acts of the Delaware Trustee provided in Section 7.01. Except for the purpose of the foregoing sentence, the Delaware Trustee shall not be deemed a trustee, and shall have no management responsibilities or owe any fiduciary duties to the Trust or the Trust Unitholders. To the extent that, at law or in equity, the Delaware Trustee has duties (including fiduciary duties) and liabilities relating thereto to the Trust or the Trust Unitholders, it is hereby understood and agreed by the other parties hereto that such duties and liabilities are replaced by the duties and liabilities of the Delaware Trustee expressly set forth in this Agreement. Notwithstanding any other provision of this Agreement, the Delaware Trustee shall not participate in any decisions or possess any authority with respect to the administration of the Trust, the investment of the Trust’s property or the payment of dividends or other distributions of income or principal to the Trust Unitholders.

Section 3.02 Limited Power of Disposition.

(a) The Trustee shall not release, sell or otherwise dispose of all or any part of the Trust Estate, including, without limitation, all or any portion of a Conveyed Interest, or any interest therein, except that the Trustee is directed to release, sell and convey all or any portion of a Conveyed Interest as provided in Section 3.02(b), Section 3.02(c), Section 3.07 or Section 9.03, as applicable. No Trust Unitholder approval shall be required for any release, sale or conveyance of a Conveyed Interest under Section 3.02(c), Section 3.07 or Section 9.03, as applicable.

(b) In the event that PCEC notifies the Trustee that PCEC desires the Trustee to sell or dispose of (except for releases, which are addressed under Section 3.02(c)) all or any part of the Trust Estate, including, without limitation, all or any portion of the Conveyed Interests, or any interest therein, the Trustee shall sell the applicable portion of the Trust Estate for cash if approved by the Trust Unitholders of record holding at least 75% of the then outstanding Trust Units at a meeting held in accordance with the requirements of Article VIII. This Section 3.02(b) shall not be construed to require approval of the Trust Unitholders for any sale or other disposition of all or any part of the Trust Estate pursuant to Section 3.02(c), Section 3.07 or Section 9.03.

(c) PCEC and its Affiliates may at any time and from time to time sell a divided or undivided portion of their interests in the Underlying Properties, free from and unburdened by the Conveyed Interests (without the consent of the Trustee), subject to the following terms and conditions:

(i) no sale of a portion of PCEC’s or its Affiliates’ interests in the Underlying Properties shall be permitted under this paragraph (c) if (A) the sale is to a Person who is an Affiliate of PCEC, (B) the sale relates to an interest in the Underlying Properties that accounted for in excess of 0.25% of the total production from the Underlying Properties during the most recently completed 12 calendar months or (C) the aggregate Fair Value of all portions of the Conveyed Interests released by the Trustee pursuant to this paragraph (c) would exceed $500,000 during any consecutive 12-month period;

(ii) in connection with any sale pursuant to this paragraph (c), the Gross Fair Value of the portion of a Conveyed Interest released by the Trustee shall be an “Offset Amount” (as defined in the Conveyance) against the Gross Deductions when determining the amount of cash attributable to such Conveyed Interest; and

(iii) the Trustee shall have received a certificate from PCEC certifying to the Trustee and the Trust that the amount to be offset pursuant to clause (ii) above represents the Gross Fair Value of the portion of the Conveyed Interests to be released by the Trustee.

Upon receipt of (a) written notice of such a sale given by PCEC or its Affiliates, (b) an accurate description of the Conveyed Interest to be conveyed, and (c) a certification of PCEC or other sufficient information to evidence conclusively that the conditions to transfer described in the Conveyance and in this paragraph (c) have been satisfied, the Trustee shall (subject to clauses (i) through (iii) above) terminate and release the Conveyed Interest with respect to the applicable Underlying Properties through execution and delivery of a Trustee Release at the closing of such sale, and such other instruments, agreements and documents as PCEC or its Affiliates may reasonably request, to evidence or effect the transfer of such portion of PCEC’s or its Affiliates’ interests in the Underlying Properties, free from and unburdened by the applicable Conveyed Interest.

(d) Following the sale of all or any portion of the Underlying Properties, PCEC will be relieved of its obligations with respect to the Conveyed Interest that burdens such portion of the Underlying Properties. Promptly after completion of any such sale, PCEC shall so notify the Trustee in writing. Any purchaser of such Underlying Properties shall be the assignee of PCEC to the extent of the interest sold and shall be bound by the obligations of PCEC under this Agreement and the Conveyance to such extent.

(e) Anything herein to the contrary notwithstanding, the Trustee shall not agree to any distribution of a Conveyed Interest or any other asset of the Trust that would cause the interest of a Trust Unitholder to be treated (except for tax purposes) as an interest other than an intangible personal property interest. Unless required to sell pursuant to this Section 3.02, or pursuant to Section 3.07 or Section 9.03, or to distribute the Monthly Cash Distribution pursuant to Section 5.02, the Trustee is authorized to retain any part of the Trust Estate in the form in which such property was transferred to the Trustee, without regard to any requirement to diversify investments or other requirements.

(f) Any conveyance, transfer or other disposition not expressly addressed in this Agreement shall be governed by the provisions of the Conveyance. In the event that there is a conflict between the provisions of the Conveyance and this Agreement, the provisions of the Conveyance shall control to the extent of such conflict.

Section 3.03 No Power to Engage in Business or Make Investments or Issue Additional Securities. Neither the Trustee nor the Delaware Trustee shall cause or permit the Trust to (a) acquire any asset other than the Conveyed Interests and profits therefrom, other than in connection with the rights of the Trust to enforce the terms and provisions of the Transaction Documents to which it or the Trustee as trustee of the Trust is a party, and to collect other amounts paid to the Trust or the Trustee as trustee of the Trust as set forth herein, (b) engage in any business or investment activity of any kind whatsoever, except for the activities permitted herein, or (c) issue Trust Units or other securities after the Closing Date. Neither the Trustee nor the Delaware Trustee shall have any responsibility or authority relating to the development or operations of the Underlying Properties or the marketing of any production therefrom or any other business decision affecting the assets of the Trust.

Section 3.04 Interest on Cash Reserves. Cash being held by the Trustee as a reserve for, or in anticipation of, the payment of a Monthly Cash Distribution or for the payment of any liabilities, other than current routine administrative costs, shall be placed by the Trustee with one or more banks or financial institutions (which, to the extent to which authorized pursuant to the Trust Act and other applicable laws, may be, or may include, any bank serving as the Trustee or the Delaware Trustee) and be invested in (a) accounts payable on demand without penalty (which may be non-interest bearing), (b) interest bearing obligations issued by (or unconditionally guaranteed by) the United States of America or any agency or instrumentality thereof (provided such agency or instrumentality obligations are guaranteed by the full faith and credit of the United States of America), (c) money market funds that invest only in United States government securities;

(d) repurchase agreements secured by obligations qualifying under (b) above or (e) certificates of deposit of any bank or banks having combined capital, surplus and undivided profits in excess of $100,000,000 which, in the case of (b), (d) and (e) above, mature prior to the date on which such Monthly Cash Distribution is to be distributed or any such liability is to be paid. Any government obligation, repurchase agreement or certificate of deposit held by the Trustee shall be held until maturity. The interest rate on reserves placed with any bank or financial institution serving as the Trustee or the Delaware Trustee shall be the interest rate that such bank pays in the normal course of business on amounts placed with it, taking into account the amount involved, the period held and other relevant factors. Subject to Section 6.01, the Trustee shall not be liable for its selection of permitted investments or for any investment losses resulting from such investments. Notwithstanding anything herein to the contrary, the Delaware Trustee shall not be obligated to accept any such cash or other assets for investment or otherwise. To the extent that the Delaware Trustee decides in its sole and absolute discretion to accept cash for investment pursuant to this Section 3.04, the Delaware Trustee shall invest such cash pursuant to the written instructions of the Trustee, and the Delaware Trustee shall not be liable to the Trust or any other Person for any losses resulting from such investments absent its own fraud, gross negligence or willful misconduct.

Section 3.05 Power to Settle Claims.

(a) The Trustee is authorized to prosecute or defend, and to settle by arbitration or otherwise, any claim of or against the Trustee, the Trust or the Trust Estate, to waive or release rights of any kind, to settle any dispute with PCEC or any other Person, and to pay or satisfy any debt, tax or claim upon any evidence by it deemed sufficient, without the joinder or consent of any Trust Unitholder, including enforcing the rights of the Trust under the Transaction Documents to which the Trust (or the Trustee as trustee of the Trust) is a party; provided, however, that the Trustee shall not settle any dispute involving the Conveyed Interest part of a Conveyance if such actions would change the character of the Conveyed Interest in such a way that the Conveyed Interest becomes a working interest or that the Trust would fail to continue to qualify as a grantor trust for U.S. federal income tax purposes. To the fullest extent permitted by law, the Trust Unitholders shall have no power to prosecute any claim of the Trust or the Trust Estate against any Person other than to prosecute a claim to compel performance by the Trustee on behalf of the Trust or the Trust Estate.

(b) The Trustee is authorized and empowered to require any Trust Unitholder to dispose of his Trust Units if an administrative or judicial proceeding seeks to cancel or forfeit any of the property in which the Trust holds an interest because of the nationality or any other status of such Trust Unitholder. If a Trust Unitholder fails to dispose of his Trust Units as required by the Trustee pursuant to this Section 3.05(b), the Trustee is authorized to purchase such Trust Units on behalf of the Trust and to borrow funds to make that purchase.

Section 3.06 Power to Contract for Services. In the administration of the Trust, the Trustee is empowered to employ oil and natural gas consultants (which may include the Independent Reserve Engineers), accountants (with the consent of PCEC, which consent shall not be unreasonably withheld or delayed), attorneys (who may, but need not be, counsel to PCEC or any of its Affiliates) and other professional and expert Persons, to employ or contract for clerical and other administrative assistance (including assistance from PCEC or any of its Affiliates), to delegate to Agents any matter, whether ministerial or discretionary, and to act through such Agents and to make payments of all fees for services or expenses in any manner thus incurred out of the Trust Estate.

Section 3.07 Payment of Liabilities of Trust.

(a) Except as otherwise provided herein, the Trustee may and shall use any money received by it for the payment or reimbursement of all liabilities of the Trust, including, but without limiting the generality of the foregoing, all expenses, taxes, liabilities incurred of all kinds, compensation to it for its services hereunder, as provided for in Article VII, and compensation to such parties as may be employed as provided for in Section 3.06. With respect to any liability that is contingent or uncertain in amount or any anticipated liability that is not currently due and payable, the Trustee may, but is not obligated to, establish a cash reserve for the payment of such liability. Except to the extent permitted under applicable law, the Trustee shall not pay any liability of the Trust with funds set aside pursuant to Section 5.02 for the payment of a Monthly Cash Distribution.

(b) If at any time the cash on hand and to be received by the Trustee and available to pay liabilities is not, or will not be, in the judgment of the Trustee, sufficient to pay liabilities of the Trust as they become due, the Trustee is authorized to cause the Trust to borrow the funds required to pay such liabilities. In such event, no further distributions will be made to Trust Unitholders (except in respect of any previously determined Monthly Cash Distribution) until the indebtedness created by such borrowings, including interest thereon, has been paid in full. Such funds may be borrowed from any Person, including, without limitation, the Bank (to the extent permitted by law), including its Affiliates, while serving as Trustee or any other Entity serving as a fiduciary hereunder; provided, however, that neither the Bank nor any other Entity shall be required to make any such loan. Under no circumstances shall the Trustee or the Delaware Trustee be personally liable for any indebtedness or other liability of the Trust. To secure payment of such indebtedness (including any indebtedness to the Bank or any other Entity serving as a fiduciary hereunder), the Trustee is authorized to (i) mortgage, pledge, grant security interests in or otherwise encumber the Trust Estate, or any portion thereof, including the Conveyed Interests, (ii) include any and all terms, powers, remedies, covenants and provisions deemed necessary or advisable in the Trustee’s discretion, including, without limitation, confession of judgment, waiver of appraisal and the power of sale with or without judicial proceedings and (iii) provide for the exercise of those and other remedies available to a secured lender in the event of a default on such loan. If such funds are loaned to the Trust by the Trustee or any other such Entity while the Trustee or such other Entity is serving as a fiduciary hereunder, the terms of such indebtedness and security interest shall be similar to the terms which the Trustee or such other Entity would grant to a similarly situated commercial customer with whom it did not have, directly or indirectly, a fiduciary relationship, and the Trustee or such other Entity shall be entitled to enforce its rights with respect to any such indebtedness and security interest as if it were not, directly or indirectly, and had never been, directly or indirectly, the Trustee or a fiduciary hereunder.

(c) PCEC will, upon written request of the Trustee, provide the Trust with a $1 million letter of credit. If the Trust requires more than the $1 million under the letter of credit to pay administrative expenses, PCEC will, upon written request of the Trustee, loan funds to the Trust in such amount as is necessary to pay such Trust expenses. Any funds drawn under the letter of credit or loaned by PCEC pursuant to this Section 3.07(c) shall be limited to the payment of current accounts or other obligations to trade creditors in connection with obtaining goods or services or for the payment of other accrued current liabilities arising in the ordinary course of the Trust’s business, and shall not be used to satisfy any indebtedness of the Trust. Any loan made by PCEC to the Trust pursuant to this Section 3.07(c) shall: (i) be evidenced by a written promissory note executed by the Trustee on behalf of the Trust, (ii) be on an unsecured basis, (iii) have terms (including interest rate) that are no less favorable to PCEC as those that would be obtained in an arm’s-length transaction between PCEC and an unaffiliated third party and (iv) be without recourse to the Trustee and the Bank, it being agreed that any such note shall be payable solely out of the assets of the Trust.

(d) In the event that the Trust (or the Trustee on behalf of the Trust) draws on the letter of credit or PCEC loans funds to the Trust (or the Trustee on behalf of the Trust) pursuant to Section 3.07(c), no further distributions will be made to Trust Unitholders (except in respect of any previously determined Monthly Cash Distribution) until the indebtedness created by such amounts drawn or borrowed, including interest thereon, has been paid in full.

(e) No provision of this Trust Agreement shall require either the Delaware Trustee, the Trustee or any other Entity serving as a fiduciary hereunder to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers. In no event shall the Trustee be responsible for the payment of any Monthly Cash Distribution or other amount except to the extent that it has sufficient cash on hand on behalf of the Trust to make such payment.

Section 3.08 Income and Principal. The Trustee shall not be required to keep separate accounts or records for income and principal. However, if the Trustee does keep such separate accounts or records, then the Trustee is authorized to treat all or any part of the receipts from the Conveyed Interests as income or principal, without having to maintain any reserve therefor, and in general to determine all questions as between income and principal and to credit or charge to income or principal or to apportion between them any receipt or gain and any charge, disbursement or loss as is deemed advisable under the circumstances of each case.

Section 3.09 Term of Contracts. To the fullest extent permitted by law, in exercising the rights and powers granted hereunder, the Trustee is authorized to make the term of any transaction or contract or other instrument extend beyond the term of the Trust.

Section 3.10 Transactions with Entity Serving as the Trustee or the Delaware Trustee. To the extent such conduct is not prohibited by applicable law and except as otherwise provided herein, each of the Trustee and the Delaware Trustee is authorized in exercising its powers under this Agreement to make contracts and have dealings with itself or its Affiliates, directly and indirectly, in any other fiduciary or individual capacity.

Section 3.11 No Security Required. No Entity serving as a trustee hereunder shall be required to furnish any bond or security of any kind.

Section 3.12 Filing of Securities Act Registration Statement, Exchange Act Registration Statement and Other Reports, Listing of Trust Units, etc.; Certain Fees and Expenses.

(a) After the registration of the Trust Units pursuant to the Exchange Act and/or the listing of the Trust Units for trading on the New York Stock Exchange, LLC or another national securities exchange, the Trustee, on behalf of the Trust and acting upon the advice of counsel, shall cause the Trust to comply with all applicable rules, orders and regulations of the Commission and the national securities exchange on which the Trust Units are listed or admitted for quotation and to take all such other reasonable actions necessary for the Trust Units to remain registered under the Exchange Act and listed or quoted on such national securities exchange or quotation system, respectively, until the Trust is terminated. In addition, the Trustee is authorized to make, and the Trustee shall take, all reasonable actions to prepare and, to the extent required by this Agreement or by law, mail to Trust Unitholders any reports, press releases or statements, financial or otherwise, that the Trustee determines are required to be provided to Trust Unitholders by applicable law or governmental regulation or the requirements of any securities exchange or quotation system on which the Trust Units are listed or admitted to trading. In addition, the Trustee, on behalf of the Trust and acting upon the advice of counsel, shall cause the Trust to comply with all of the provisions of the Sarbanes-Oxley Act and the rules and regulations of the Commission related thereto, including but not limited to, establishing, evaluating and maintaining a system of internal control over financial reporting in compliance with the requirements of Section 404 thereof and making all required certifications pursuant to the Sarbanes-Oxley Act and the rules and regulations adopted by the Commission related thereto.

(b) The Trustee shall execute, on behalf of the Trust or in the name of the Trustee in its capacity as trustee of the Trust, any documents incidental or related to the initial public offering of the Trust Units and the listing of the Trust Units on the New York Stock Exchange, LLC.

(c) The Trust is hereby authorized and empowered to take all steps, make all filings and applications and pay all fees necessary, customary or appropriate to the accomplishment of the objectives set forth in paragraph (a) or (b) of this Section 3.12.

(d) Except as otherwise provided in Article VI, the fees, charges, expenses, disbursements and other costs incurred by the Trustee or the Delaware Trustee in connection with the discharge of its duties pursuant to this Agreement, including, without limitation, trustee fees, engineering, audit, accounting and legal fees, printing and mailing costs, amounts reimbursed or paid to PCEC pursuant to Section 3.07 or Section 7.02 hereof, and the fees and expenses of legal counsel for the Trustee, the Delaware Trustee, and the Trust (including legal fees and expenses incurred by the Trustee or the Delaware Trustee in connection with the formation of the Trust and issuance of Trust Units), shall be paid out of the Trust Estate as an administrative expense of the Trust; provided, however, that the Trustee’s and the Delaware Trustee’s acceptance fees paid by PCEC upon execution hereof shall be reimbursed to PCEC by the Trust. All other organizational expenses of the Trust will be paid by PCEC, and PCEC shall not be entitled to reimbursement thereof.

(e) The Trustee is hereby authorized and empowered to take all steps, make all filings and applications and pay all fees necessary, customary or appropriate in order to perform the obligations of the Trust under the Registration Rights Agreement.

Section 3.13 Reserve Report. The Trustee shall cause a reserve report to be prepared by or for the Trust by the Independent Reserve Engineers as of December 31 of each year in accordance with criteria established by the Commission showing estimated proved oil, natural gas and natural gas liquids reserves attributable to the Conveyed Interests as of December 31 of such year and other reserve information required to comply with Section 5.03. PCEC, to the extent it is the operator of the Underlying Properties, shall, and to the extent any of its Affiliates is the operator of the Underlying Properties, shall cause such Affiliate or Affiliates to, use commercially reasonable efforts to cooperate with the Trust and the Independent Reserve Engineers in connection with the preparation of any such reserve report, and to the extent it is not the operator of the Underlying Properties and has not sold its interest in the same pursuant to Section 3.02(b), shall use commercially reasonable efforts to obtain and provide to the Trustee and the Independent Reserve Engineers such information as may be reasonably necessary in connection with the preparation of the reserve reports. The Trustee shall cause each reserve report prepared pursuant to this Section 3.13 to be completed and delivered to it within 75 days of the last day of the prior calendar year or such shorter period as may be required to enable the Trustee to comply with the provisions of Section 5.03.

Section 3.14 No Liability for Recordation. PCEC shall be solely responsible, and the Trustee and the Delaware Trustee shall have no responsibility, for the filing of the Conveyance in the real property records of any jurisdiction in which the Underlying Properties are located. Neither the Trustee, the Delaware Trustee, the Bank nor any of their respective Agents shall be liable to the Trust Estate or any Trust Unitholder for any loss, claim or damage resulting from, or arising out of, the failure to file, or failure to properly file, the Conveyance in any real property records of any jurisdiction.

Section 3.15 California Backup Withholding Waiver. PCEC shall use commercially reasonable efforts to maintain the waiver from the State of California of the amounts paid to the trust that are attributable to the Conveyed Interests held by unitholders not qualifying for an exemption for withholding, including by seeking a renewal of such waiver prior to its expiration under California law. Notwithstanding the foregoing sentence, PCEC shall not be liable for any loss, claim or damage resulting from, or arising out of, the State of California’s failure to renew such waiver, unless it shall be determined that PCEC failed to use commercially reasonable efforts to maintain such waiver from the State of California.

ARTICLE IV

TRUST UNITS AND UNCERTIFICATED BENEFICIAL INTEREST

Section 4.01 Creation and Distribution. Ownership of the entire Beneficial Interest shall be divided into 38,583,158 Trust Units. The Trust Units shall be uncertificated and ownership thereof shall be evidenced by entry of a notation in an ownership ledger maintained for such purpose by the Trustee or a transfer agent designated by the Trustee. The Trust Unitholders from time to time shall be the sole beneficial owners of the Trust Estate.

Section 4.02 Rights of Trust Unitholders; Limitation on Personal Liability of Trust Unitholders. Each Trust Unit shall represent pro rata undivided ownership of the Beneficial Interest and shall entitle its holder to participate pro rata in the rights and benefits of Trust Unitholders under this Agreement. A Trust Unitholder (whether by assignment or otherwise) shall take and hold each Trust Unit subject to all the terms and provisions of this Agreement and the Conveyance which shall be binding upon and inure to the benefit of the successors, assigns, legatees, heirs and personal representatives of such Trust Unitholder. By an assignment or a transfer of one or more Trust Units, the assignor thereby shall, with respect to such assigned or transferred Trust Unit or Trust Units, except as required by federal or state tax laws and as provided in Section 4.03 hereof in the case of a transfer after a Monthly Record Date and prior to the corresponding Monthly Payment Date, part with (a) all of its Beneficial Interest attributable to such Trust Unit or Trust Units and (b) all interests, rights and benefits of a Trust Unitholder under the Trust and this Agreement that are attributable to such Trust Unit or Trust Units as against all other Trust Unitholders, the Trust and the Trustee. The Trust Units and the rights, benefits and interests evidenced thereby (including, without limiting the foregoing, the entire Beneficial Interest) are and, for all purposes, shall be construed (except for tax purposes), to be in all respects intangible personal property, and the Trust Units shall be bequeathed, assigned, disposed of and distributed as intangible personal property. No Trust Unitholder as such shall have any title, legal or equitable, in or to any real property interest or tangible personal property interest that may be considered a part of the Trust Estate, including, without limiting the foregoing, the Conveyed Interests or any part thereof, or in or to any asset of the Trust Estate to the extent that an interest in such asset would cause the interest of a Trust Unitholder to be treated as other than an intangible personal property interest, but the sole interest of each Trust Unitholder shall be his ownership in the Beneficial Interest. No Trust Unitholder shall have the right to call for or demand or secure any partition or distribution of the Conveyed Interests or any other asset of the Trust Estate or any accounting during the continuance of the Trust or during the period of liquidation and winding up under Section 9.03. Pursuant to Section 3803(a) of the Trust Act, the Trust Unitholders shall be entitled, to the fullest extent permitted by law, to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.

Section 4.03 Effect of Transfer. As to matters affecting the title, ownership, warranty or transfer of Trust Units, Article 8 of the Uniform Commercial Code and the Uniform Act for Simplification of Fiduciary Security Transfers, each as adopted and then in force in the State of Delaware, and other statutes and rules pertaining to the transfer of securities, each as is adopted and then in force in the State of Delaware, shall govern and apply. Neither the death nor divorce of any Trust Unitholder or any other event shall entitle the Transferee of any Trust Unitholder to an accounting or valuation for any purpose.

Section 4.04 Determination of Ownership. In the event of any disagreement between Persons claiming to be Transferees of any Trust Unit, or in the event of any question on the part of the Trustee when presented with a request for transfer of a Trust Unit, which the Trustee believes is not fully resolved by opinions of counsel or other documents obtained in connection therewith, then, in addition to other rights which it may have under applicable law, the Trustee shall be entitled at its option to refuse to recognize any such claim so long as such disagreement or question shall continue. In so refusing, the Trustee, and any Entity serving in such capacity, may elect to refrain or refuse to act with respect to the interest represented by the Trust Unit involved, or any part thereof, or of any sum or sums of money accrued or accruing thereunder, and, in so doing, the Trustee shall not be or become liable to any Person for the failure or refusal of the Trustee to comply with such conflicting claims or requests for transfer, and shall be entitled to continue so to refrain and refuse so to act, until:

(a) the rights of the adverse claimants or the questions of the Trustee have been adjudicated by a final nonappealable judgment of a court assuming and having jurisdiction of the parties and the interest and money involved; or

(b) all differences have been adjusted by valid agreement between said parties and the Trustee shall have been notified thereof in writing signed by all of the interested parties.

Section 4.05 Transfer Agent. The Trustee may serve as transfer agent or may designate a transfer agent at any time. The initial transfer agent shall be American Stock Transfer & Trust Company, LLC. The Trustee may dismiss the transfer agent and designate a successor transfer agent at any time with or without reason. Any entity serving as transfer agent shall be entitled to payment of its fees in accordance with the terms of its engagement.

ARTICLE V

ACCOUNTING AND DISTRIBUTIONS; REPORTS

Section 5.01 Fiscal Year and Accounting Method. The Trust shall adopt the calendar year as its fiscal year and shall maintain its books on an appropriate basis to comply with Sections 5.03 and 5.04, except to the extent such books must be maintained on any other basis pursuant to applicable law.

Section 5.02 Monthly Cash Distributions. On (or, to the extent reasonably practicable, prior to) the Monthly Record Date, the Trustee shall, in the manner required by the rules of any securities exchange or quotation system on which the Trust Units are listed or admitted to trading, communicate to the Trust Unitholders the amount of the Monthly Cash Distribution for the relevant Monthly Period. On each Monthly Payment Date, the Trustee shall distribute pro rata to Trust Unitholders of record on the Monthly Record Date the Monthly Cash Distribution for the immediately preceding Monthly Period.

Section 5.03 Reports to Trust Unitholders and Others.

(a) Within 75 days following the end of each calendar quarter, or such shorter period of time as may be required by the rules and regulations of the Commission adopted with respect to the Exchange Act or by the rules of any securities exchange or quotation system on which the Trust Units are listed or admitted to trading, the Trustee shall mail to each Person who was a Trust Unitholder of record on a Monthly Record Date during such quarter a report, which may be a copy of the Trust’s Quarterly Report on Form 10-Q under the Exchange Act, which shall show in reasonable detail the assets and liabilities and receipts and disbursements of the Trust for such quarter; provided, however, the obligation to mail a report to each Trust Unitholder of record shall be deemed to be satisfied if the Trustee files a copy of the Trust’s quarterly report on Form 10-Q on the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) maintained by the Commission or any successor system or otherwise makes such report publicly available on an Internet website that is generally accessible to the public.

(b) Within 120 days following the end of each fiscal year or such shorter period of time as may be required by the rules and regulations of the Commission adopted with respect to the Exchange Act or by the rules of any securities exchange or quotation system on which the Trust Units are listed or admitted to trading, the Trustee shall mail to each Person who was a Trust Unitholder of record on a date to be selected by the Trustee an annual report, containing financial statements audited by an independent registered public accounting firm selected by the Trustee, plus such annual reserve information regarding the Conveyed Interests as may be required under Section 3.13 by any regulatory authority having jurisdiction.

(c) Notwithstanding any time limit imposed by Section 5.03(a) or (b), if, due to a delay in receipt by the Trustee of information necessary for preparation of a report or reports required by such paragraphs, the Trustee shall be unable to prepare and mail such report or reports within such time limit, the Trustee shall prepare and mail such report or reports as soon thereafter as reasonably practicable.

Section 5.04 Federal Income Tax Provisions. For federal or state income tax purposes, the Trustee shall file for the Trust such returns and statements as in its judgment are required to comply with applicable provisions of the Internal Revenue Code of 1986, as amended, and the regulations thereunder and any applicable state laws and regulations, in either case to permit each Trust Unitholder to report such Trust Unitholder’s share of the income and deductions of the Trust. The Trustee will treat all income and deductions of the Trust for each month as having been realized on the Monthly Record Date for such month unless otherwise advised by its counsel. The Trustee will treat the Trust and report with respect to the Trust as a grantor trust until and unless it receives an opinion of tax counsel that such reporting is no longer proper. Within 75 days following the end of each fiscal year, the Trustee shall mail to each Person who was a Trust Unitholder of record on a Monthly Record Date during such fiscal year, a report which shall show in reasonable detail such information as is necessary to permit such Trust Unitholder to make calculations necessary for tax purposes.

ARTICLE VI

LIABILITY OF DELAWARE TRUSTEE AND TRUSTEE AND

METHOD OF SUCCESSION

Section 6.01 Liability of Delaware Trustee, Trustee and Agents.

(a) Notwithstanding any other provision of this Agreement, each of the Delaware Trustee and the Trustee, in carrying out its powers and performing its duties, may act directly or in its discretion, at the expense of the Trust, through Agents (including attorneys) pursuant to agreements entered into with any of them, and each Entity serving as Delaware Trustee or Trustee shall be personally or individually liable only for (i) its own fraud, gross negligence or willful misconduct and (ii) taxes, fees or other charges on, based on or measured by any fees, commissions or compensation received by it in connection with any of the transactions contemplated by this Agreement, and shall not otherwise be individually or personally liable under any circumstances whatsoever, including but not limited to any act or omission of any Agent unless such Entity has acted with fraud, gross negligence or willful misconduct in the selection, retention or supervision of such Agent. Notwithstanding any other provision of this Agreement, each Agent of the Delaware Trustee and the Trustee (including PCEC and any of the Affiliates when acting as Agents), in carrying out its powers and performing its duties, may act directly or in its discretion, at the expense of the Trust, through agents or attorneys engaged by such Agent, and shall not otherwise be individually or personally liable for any act or omission unless such Agent has acted with fraud, gross negligence or willful misconduct. Neither the Trustee nor the Delaware Trustee shall have any liability to any Persons other than the Trust Unitholders in accordance with Section 3803 of the Trust Act and, for the avoidance of any doubt, shall not have any liability hereunder to the Trust Unitholders absent its own fraud or gross negligence or willful misconduct. No Entity serving as Trustee or Delaware Trustee shall be individually liable by reason of any act or omission of any other Entity serving as Trustee or Delaware Trustee.

(b) Each of the Delaware Trustee and the Trustee, and each Entity serving in any such fiduciary capacity or as an Agent of the Delaware Trustee or the Trustee (including PCEC and any of its Affiliates when acting as Agents), shall be protected in relying or reasonably acting upon any notice, certificate, opinion or advice of counsel or tax advisors, report of certified accountant, petroleum engineer, geologist, auditor or other expert, or other parties the Trustee believes to be an expert on matters for which advice is sought, or any other document or instrument. Each of the Delaware Trustee and the Trustee, and each Entity serving in any such fiduciary capacity or as an Agent of the Delaware Trustee or the Trustee (including PCEC and any of its Affiliates when acting as Agents), is specifically authorized to rely upon the application of Article 8 of the Uniform Commercial Code, the application of the Uniform Act for Simplification of Fiduciary Security Transfers and the application of other statutes and rules with respect to the transfer of securities, each as adopted and then in force in the State of Delaware, as to all matters affecting title, ownership, warranty or transfer of the Trust Units, without any personal liability for such reliance, and the indemnity granted under Section 6.02 shall specifically extend to any matters arising as a result thereof. Further, and without limiting the foregoing, each of the Delaware Trustee, the Trustee and each Entity serving in either such capacity is specifically authorized and directed to rely upon the validity of the Conveyance and the title held by the Trust in the Conveyed Interests pursuant thereto, and is further specifically authorized and directed to rely upon opinions of counsel in the State of California where the Underlying Properties are located, and on any notice, certificate or other statement of PCEC or information furnished by PCEC without any liability in any capacity for such reliance.

Section 6.02 Indemnification of Trustee or Delaware Trustee.

(a) Each Entity serving as the Trustee or the Delaware Trustee, individually and as Trustee, as well as each of their respective Agents (including PCEC and any of its Affiliates when acting as Agents) and equityholders, shall be indemnified and held harmless by, and receive reimbursement from, the Trust Estate against and from any and all liabilities, obligations, actions, suits, costs, expenses, claims, damages, losses, penalties, taxes, fees and other charges (collectively, “Expenses,” excluding, however, any taxes and fees payable by the Trustee and the Delaware Trustee on, based on or measured by any fees, commissions or compensation received by the Trustee and the Delaware Trustee for their services hereunder) incurred by it individually in the administration of the Trust and the Trust Estate or any part or parts thereof, or in the doing of any act done or performed or omission occurring on account of its being Trustee or Delaware Trustee, as applicable, except such Expenses as to which it is liable under Section 6.01 (it being understood that each Entity serving as the Trustee or the Delaware Trustee (and their respective Agents (including PCEC and any of its Affiliates when acting as Agents) and equityholders) shall be indemnified by, and receive reimbursement from, the Trust Estate against such Entity’s own negligence which does not constitute gross negligence). Each Entity serving as the Trustee or the Delaware Trustee shall have a lien upon the Trust Estate for payment of such indemnification and reimbursement (including, without limitation, repayment of any funds borrowed from any Entity serving as a fiduciary hereunder), as well as for compensation to be paid to such Entity, in each case entitling such Entity to priority as to payment thereof over payment to any other Person under this Agreement. Neither the Trustee, the Delaware Trustee nor any Entity serving in either of such capacities, nor any Agent thereof shall be entitled to any reimbursement or indemnification from any Trust Unitholder for any Expense incurred by the Delaware Trustee or the Trustee or any such Entity or Agent thereof, their right of reimbursement and indemnification, if any, except as provided in Section 6.02(b), being limited solely to the Trust Estate, whether or not the Trust Estate is exhausted without full reimbursement or indemnification of the Trustee, the Delaware Trustee or any such Entity or Agent thereof. All legal or other expenses reasonably incurred by the Trustee or the Delaware Trustee in connection with the investigation or defense of any Expenses as to which such Entity is entitled to indemnity under this Section 6.02(a) shall be paid out of the Trust Estate.

(b) If the Trust Estate is exhausted without the Trustee, the Delaware Trustee or any Agent or equityholder thereof being fully reimbursed as provided in Section 6.02(a) above, PCEC shall fulfill the remaining indemnity obligation to the Trustee and the Delaware Trustee.

(c) If any action or proceeding shall be brought or asserted against the Trustee or the Delaware Trustee or any Agent or equityholder thereof (each referred to as an “Indemnified Party” and, collectively, the “Indemnified Parties”) in respect of which indemnity may be sought from PCEC (the “Indemnifying Party”) pursuant to Section 6.02(b) hereof, of which the Indemnified Party shall have received notice, the Indemnified Party shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all expenses. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) the Indemnifying Party shall have failed to assume the defense of such action or proceeding and employ counsel reasonably satisfactory (including the qualifications of such counsel) to the Indemnified Party in respect of any such action or proceeding or (iii) the named parties to any such action or proceeding include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party (in which case, if the Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnified Party and the Indemnified Party may employ such counsel for the defense of such action or proceeding as is reasonably satisfactory to the Indemnifying Party; it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys for the Indemnified Parties at any time). The Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), but, if settled with such written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, the Indemnifying Party agrees (to the extent stated above) to indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

(d) Any claim for indemnification pursuant to this Section 6.02 shall survive the termination of this Agreement and the resignation or removal of any Indemnified Party.

(e) Except as expressly set forth in this Agreement, none of the Trustee, the Delaware Trustee or any other Indemnified Party shall have any duties or liabilities, including fiduciary duties, to the Trust or any Trust Unitholder, and the provisions of this Agreement, to the extent they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the Trustee, the Delaware Trustee or any other Indemnified Party otherwise existing at law or in equity, are agreed by the Trust Unitholders to replace such other duties and liabilities of the Trustee, the Delaware Trustee or any other Indemnified Party. To the extent that, at law or in equity, any of the Trustee, the Delaware Trustee or any other Indemnified Party has duties, including fiduciary duties, and liabilities relating thereto to the Trust or any Trust Unitholder, such Trustee, Delaware Trustee or other Indemnified Party shall not be liable to the Trust or to any Trust Unitholder for its good faith reliance on the provisions of this Agreement. For the avoidance of doubt, to the fullest extent permitted by law, no Person other than the Trustee and the Delaware Trustee shall have any duties (including fiduciary duties) or liabilities at law or in equity to the Trust, any Trust Unitholder or any other Person.

Section 6.03 Resignation of Delaware Trustee and Trustee. Any Entity serving as the Delaware Trustee or the Trustee may resign, as such, with or without cause, at any time by written notice to PCEC and to any other Entity serving as the Delaware Trustee or the Trustee. Upon receiving the notice of resignation from the Delaware Trustee or the Trustee, as applicable, the resigning Delaware Trustee or the Trustee, as the case may be, shall provide notice to each of the then Trust Unitholders of record in accordance with Section 12.09. Such notice shall specify a date when such resignation shall take effect, which shall be a Business Day not less than 60 days after the date such notice is mailed; provided, however, that in no event shall any resignation of the Trustee be effective until a successor Trustee has accepted its appointment as Trustee (including a temporary trustee appointed pursuant to Section 6.05) pursuant to the terms hereof; and provided, further, that in no event shall any resignation of the Delaware Trustee be effective until a successor Delaware Trustee has accepted its appointment as Delaware Trustee pursuant to the terms hereof.

Section 6.04 Removal of Delaware Trustee and Trustee. Each Entity serving as the Delaware Trustee or the Trustee may be removed as trustee hereunder, with or without cause, by the affirmative vote of not less than a majority of the Trust Units present in person or by proxy at a meeting held in accordance with the requirements of Article VIII; provided, however, that any removal of the Delaware Trustee shall be effective only at such time as a successor Delaware Trustee, fulfilling the requirements of Section 3807(a) of the Trust Act, has been appointed and has accepted such appointment; and provided, further, that any removal of the Trustee shall be effective only at such time as a successor Trustee has been appointed and has accepted such appointment in accordance with Section 6.05. The Trust Unitholders present or represented at any such meeting where a trustee is removed may elect, in accordance with the requirements of Article VIII, a successor trustee at such meeting, who may accept such appointment effective as of the close of such meeting.

Section 6.05 Appointment of Successor Delaware Trustee or Trustee. In the event of the resignation or removal of the Entity serving as the Delaware Trustee or the Trustee or if any such Entity has given notice of its intention to resign as the Delaware Trustee or the Trustee, (i) with respect to the Delaware Trustee, the Trustee may appoint a successor Delaware Trustee, or (ii) with respect to either the Delaware Trustee or the Trustee, the Trust Unitholders represented at a meeting held in accordance with the requirements of Article VIII may appoint a successor trustee. Nominees for appointment may be made by (i) PCEC, (ii) the resigned, resigning or removed trustee or (iii) any Trust Unitholder or Trust Unitholders owning of record at least 10% of the then outstanding Trust Units. Any successor to the Trustee shall be a bank or trust company having combined capital, surplus and undivided profits of at least $100,000,000. Any successor to the Delaware Trustee shall be a bank or trust company having its principal place of business in the State of Delaware and having combined capital, surplus and undivided profits of at least $20,000,000. Notwithstanding any provision herein to the contrary, in the event that a new trustee has not been approved within 60 days after a notice of resignation, a vote of Trust Unitholders removing a Trustee or other occurrence of a vacancy, a successor trustee may be appointed by any State or Federal District Court having jurisdiction in New Castle County, Delaware, upon the application of any Trust Unitholder, PCEC or the Entity tendering its resignation or being removed as trustee filed with such court, and in the event any such application is filed, such court may appoint a temporary trustee at any time after such application is filed, which shall, pending the final appointment of a trustee, have such powers and duties as the court appointing such temporary trustee shall provide in its order of appointment, consistent with the provisions of this Agreement. Any such temporary trustee need not meet the minimum standards of capital, surplus and undivided profits otherwise required of a successor trustee under this Section 6.05. Nothing herein shall prevent the same Entity from serving as both the Delaware Trustee and the Trustee if it meets the qualifications thereof.

Immediately upon the appointment of any successor trustee, all rights, titles, duties, powers and authority of the predecessor trustee hereunder (except to the predecessor trustee’s rights to amounts payable under Article VII or Section 6.02 accruing through the appointment of such successor trustee) shall be vested in and undertaken by the successor trustee, which shall be entitled to receive from the predecessor trustee all of the Trust Estate held by it hereunder and all records and files of the predecessor trustee in connection therewith. Any resigning or removed trustee shall account to its successor for its administration of the Trust. All successor trustees shall be fully protected in relying upon such accounting and no successor trustee shall be obligated to examine or seek alteration of any account of any preceding trustee, nor shall any successor trustee be personally liable for failing to do so or for any act or omission of any preceding trustee. The preceding sentence shall not prevent any successor trustee or anyone else from taking any action otherwise permissible in connection with any such account.

Section 6.06 Laws of Other Jurisdictions. If notwithstanding the other provisions of this Agreement (including, without limitation, Section 12.07) the laws of jurisdictions other than the State of Delaware (each being referred to below as “such jurisdiction”) apply to the administration of the Trust or the Trust Estate under this Agreement, the following provisions shall apply. If it is necessary or advisable for a trustee to serve in such jurisdiction and if the Trustee is disqualified from serving in such jurisdiction or for any other reason fails or ceases to serve there, the ancillary trustee in such jurisdiction shall be such Entity, which need not meet the requirements set forth in the third sentence of Section 6.05, as shall be designated in writing by PCEC and the Trustee. To the extent permitted under the laws of such jurisdiction, PCEC and the Trustee may remove the trustee in such jurisdiction, without cause and without necessity of court proceeding, and may or may not appoint a successor trustee in such jurisdiction from time to time. The trustee serving in such jurisdiction shall, to the extent not prohibited under the laws of such jurisdiction, appoint the Trustee to handle the details of administration in such jurisdiction. The trustee in such jurisdiction shall have all rights, powers, discretions, responsibilities and duties as are delegated in writing by the Trustee, subject to such limitations and directions as shall be specified by the Trustee in the instrument evidencing such appointment. Any trustee in such jurisdiction shall be responsible to the Trustee for all assets with respect to which such trustee is empowered to act. To the extent the provisions of this Agreement and Delaware law cannot be made applicable to the administration in such jurisdiction, the rights, powers, duties and liabilities of the trustee in such jurisdiction shall be the same (or as near the same as permitted under the laws of such jurisdiction if applicable) as if governed by Delaware law. In all events, the administration in such jurisdiction shall be as free and independent of court control and supervision as permitted under the laws of such jurisdiction. The fees and expenses of any ancillary trustee shall constitute an administrative expense of the Trust payable from the Trust Estate. Whenever the term “Trustee” is applied in this Agreement to the administration in such jurisdiction, it shall refer only to the trustee then serving in such jurisdiction.

Section 6.07 Reliance on Experts. The Trustee and the Delaware Trustee may, but shall not be required to, consult with counsel (which may but need not be counsel to PCEC), accountants, tax advisors, geologists, engineers and other parties (including employees of the Trustee or Delaware Trustee, as applicable) deemed by the Trustee or the Delaware Trustee to be qualified as experts on the matters submitted to them, and, subject to Section 6.01, but notwithstanding any other provision of this Agreement, the opinion or advice of any such party on any matter submitted to it by the Trustee or the Delaware Trustee shall be full and complete authorization and protection in respect of any action taken, omitted or suffered by the Trustee or the Delaware Trustee hereunder in good faith in reliance upon and in accordance with the opinion or advice of any such party. The Trustee is hereby authorized and directed to make payments of all reasonable fees for services and expenses thus incurred by the Trustee or the Delaware Trustee out of the Trust Estate. Neither the Delaware Trustee nor the Trustee shall incur any liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties. The Delaware Trustee and the Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the manner or ascertainment of which is not specifically prescribed herein, the Delaware Trustee and the Trustee may for all purposes hereof rely on a certificate, signed by the president or any vice president or by the treasurer or any assistant treasurer and by the secretary or any assistant secretary of the relevant party (including without limitation PCEC or its Affiliates), as to such fact or matter, and such certificate shall constitute full protection and authorization to the Delaware Trustee and the Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.

Section 6.08 Force Majeure. The Trustee and the Delaware Trustee shall not incur any liability to any Trust Unitholder if, by reason of any current or future law or regulation thereunder of the federal government or any other governmental authority, or by reason of any act of God, war or other circumstance beyond its control (whether or not similar to any of the foregoing), the Trustee or the Delaware Trustee is prevented or forbidden from doing or performing any act or thing required by the terms hereof to be done or performed; nor shall the Trustee or the Delaware Trustee incur any liability to any Trust Unitholder by reason of any nonperformance or delay caused as aforesaid in the performance of any act or thing required by the terms hereof to be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for herein caused as aforesaid.

Section 6.09 Failure of Action by PCEC. In the event that PCEC shall fail or is unable to take any action as required under any provision of the Transaction Documents, the Trustee is empowered (but shall not be required) to take such action.

Section 6.10 Action Upon Instructions. Whenever the Delaware Trustee is unable to decide between alternative courses of action permitted or required by the terms of this Agreement, or is unsure as to the application, intent, interpretation or meaning of any provision of this Agreement, the Delaware Trustee shall promptly give notice (in such form as shall be appropriate under the circumstances) to the Trustee requesting instruction as to the course of action to be adopted, and, to the extent the Delaware Trustee acts in good faith in accordance with any such instruction received, the Delaware Trustee shall not be liable on account of such action to any Person. If the Delaware Trustee shall not have received appropriate instructions within ten calendar days of sending such notice to the Trustee (or within such shorter period of time as reasonably may be specified in such notice or may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking such action which is consistent, in its view, with this Agreement, and the Delaware Trustee shall have no liability to any Person for any such action or inaction.

Section 6.11 Management of Trust Estate. The Delaware Trustee shall have no duty or obligation to manage, control, prepare, file or maintain any report, license or registration, use, sell, dispose of or otherwise deal with the Trust Estate, or otherwise to take or refrain from taking any action under or in connection with this Agreement, or any other document or instrument, except as expressly required hereby.

Section 6.12 Validity. The Delaware Trustee shall not be responsible for or in respect of and makes no representations as to the validity or sufficiency of any provision of this Agreement or for the due execution hereof by the other parties hereto or for the form, character, genuineness, sufficiency, value or validity of any of the Trust Estate, and the Delaware Trustee shall in no event assume or incur any liability, duty or obligation to PCEC, the Trustee or any Trust Unitholder, other than as expressly provided for herein. Neither the Trustee nor the Delaware Trustee shall at any time have any responsibility or liability for or with respect to the legality, validity and enforceability of any of the Trust Units.

Section 6.13 Rights and Powers; Litigation. The Delaware Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement, or to institute, conduct or defend any litigation or arbitration under this Agreement or otherwise or in relation to this Agreement, at the request, order or direction of the Trustee, any Trust Unitholder or PCEC unless the Trustee, Trust Unitholder or PCEC, as the case may be, has or have offered to the Delaware Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that may be incurred by the Delaware Trustee therein or thereby. The Delaware Trustee shall be under no obligation to appear in, prosecute or defend any action, or to take any other action other than the giving of notices, which in its opinion may require it to incur any out-of-pocket expense or any liability unless it shall be furnished with such security and indemnity against such expense or liability as it may reasonably require. The right of the Delaware Trustee to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Delaware Trustee shall not be personally liable or accountable for the performance of any such act except as specifically provided in Section 6.01.

Section 6.14 No Duty to Act Under Certain Circumstances. Notwithstanding anything contained herein to the contrary, the Delaware Trustee will not be required to take any action in any jurisdiction other than in the State of Delaware if the taking of such action would (i) require the consent of approval or authorization or order of or the giving of notice to, or the registration with or taking of any action in respect of, any state or other governmental authority or agency of any jurisdiction other than in the State of Delaware, (ii) result in any fee, tax or governmental charge under the laws of any jurisdiction or any political subdivisions thereof other than the State of Delaware becoming payable by the Delaware Trustee or (iii) subject the Delaware Trustee to personal jurisdiction in any jurisdiction other than the State of Delaware for causes of action arising from acts unrelated to the consummation of the transactions by the Delaware Trustee contemplated hereby.

Section 6.15 Indemnification of Trust. PCEC agrees to indemnify and hold harmless the Trust from and against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and attorney’s fees and expenses, (i) incurred under Section 10 of the Underwriting Agreement and (ii) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus (as defined in the Underwriting Agreement), the Securities Act Registration Statement, the Pricing Disclosure Package (as defined in the Underwriting Agreement), any Issuer Free Writing Prospectus (as defined in the Underwriting Agreement) or the Prospectus (as defined in the Underwriting Agreement) or in any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Preliminary Prospectus, the Pricing Disclosure Package, any Issuer Free Writing Prospectus or the Prospectus or in any amendment or supplement thereto, in the light of the circumstances under which they were made) not misleading.

ARTICLE VII

COMPENSATION OF THE TRUSTEE AND THE DELAWARE TRUSTEE

Section 7.01 Compensation of Trustee and Delaware Trustee. The Entity serving as the Trustee hereunder shall receive an annual fee of $200,000 as compensation for its services as the Trustee hereunder. The Entity serving as the Delaware Trustee hereunder shall receive an annual fee of $2,000 as compensation for its services as the Delaware Trustee hereunder. Entities serving as the Trustee or the Delaware Trustee hereunder shall be reimbursed for all actual expenditures made in connection with administration of the Trust, including those made on account of any unusual duties in connection with matters pertaining to the Trust and the reasonable compensation and expenses of their counsel, accountants or other skilled persons and of all other persons not regularly in their employ. Any unusual or extraordinary services rendered by the Entity serving as Trustee or by the Entity serving as Delaware Trustee in connection with the administration of the Trust shall be treated as trustee administrative services for purpose of computing the respective administrative fee to be paid to each Entity serving as trustee hereunder.

Section 7.02 Reimbursement of PCEC. PCEC shall be entitled to reimbursement from the Trust for all out-of-pocket costs and expenses paid by PCEC, acting in its capacity as Agent of the Trust (including without limitation legal, accounting, engineering and printing costs), but excluding those costs and expenses specified in Section 3.12(d) and in Section 6.02(b) as costs and expenses to be paid by PCEC, promptly upon submission of written evidence thereof to the Trustee.

Section 7.03 Source of Funds. Except as provided in Section 3.12(d) and Section 6.02(b), all compensation, reimbursements, and other charges owing to any Entity as a result of its services as a trustee hereunder shall constitute indebtedness hereunder, shall be payable by the Trust out of the Trust Estate and such Entity shall have a lien on the Trust Estate for payment of such compensation, reimbursements and other charges, entitling such Entity to priority as to payment thereof over payment to any other Person under this Agreement.

Section 7.04 Ownership of Units by PCEC, the Delaware Trustee and the Trustee. Each of the Delaware Trustee and the Trustee, in its individual or other capacity, may become the owner or pledgee of Trust Units with the same rights it would have if it were not a trustee hereunder. PCEC is an owner of Trust Units, and each of PCEC and its Affiliates may become the owner of additional Trust Units, with the same rights and entitled to the same benefits as any other Trust Unitholder.

ARTICLE VIII

MEETINGS OF TRUST UNITHOLDERS

Section 8.01 Purpose of Meetings. A meeting of the Trust Unitholders may be called at any time and from time to time pursuant to the provisions of this Article VIII to transact any matter that the Trust Unitholders may be authorized to transact.

Section 8.02 Call and Notice of Meetings. Any such meeting of the Trust Unitholders may be called by the Trustee or by Trust Unitholders owning of record not less than 10% in number of the then outstanding Trust Units. The Trustee may, but shall not be obligated to, call meetings of Trust Unitholders to consider amendments, waivers, consents and other changes relating to the Transaction Documents to which the Trust (or the Trustee as trustee of the Trust) is a party. In addition, at the written request of the Delaware Trustee, unless the Trustee appoints a successor Delaware Trustee in accordance with Section 6.05, the Trustee shall call such a meeting but only for the purpose of appointing a successor to the Delaware Trustee upon its resignation. All such meetings shall be held at such time and at such place as the notice of any such meeting may designate. Except as may otherwise be required by any applicable law or by the rules of any securities exchange or quotation system on which the Trust Units may be listed or admitted to trading, the Trustee shall provide notice of every meeting of the Trust Unitholders authorized by the Trustee or the Trust Unitholders calling the meeting, setting forth the time and place of the meeting and in general terms the matters proposed to be acted upon at such meeting, which notice shall be given in accordance with Section 12.09 of this Agreement not more than 60 nor less than 20 days before such meeting is to be held to all of the Trust Unitholders of record at the close of business on a record date selected by the Trustee (the “Record Date Trust Unitholders”), which shall be not more than 60 days before the date of such notice. If such notice is given to any Trust Unitholder by mail, it shall be directed to such Trust Unitholder at its last address as shown by the ownership ledger of the Trustee and shall be deemed duly given when so addressed and deposited in the United States mail, postage paid. No matter other than that stated in the notice shall be acted upon at any meeting. Only Record Date Trust Unitholders shall be entitled to notice of and to exercise rights at or in connection with the meeting. All costs associated with calling any meeting of the Trust Unitholders shall be borne by the Trust other than a meeting of the Trust Unitholders called by Trust Unitholders owning of record not less than 10% in number of the then outstanding Trust Units, which costs shall be borne by the Trust Unitholders that called such meeting of Trust Unitholders.

Section 8.03 Method of Voting and Vote Required. Each Record Date Trust Unitholder shall be entitled to one vote for each Trust Unit owned by such Record Date Trust Unitholder, and any Record Date Trust Unitholder may vote in person or by duly executed written proxy. Abstentions and broker non-votes shall not be deemed to be a vote cast. At any such meeting, the presence in person or by proxy of Record Date Trust Unitholders holding a majority of the Trust Units held by all Record Date Trust Unitholders shall constitute a quorum, and, except as otherwise provided herein, any matter shall be deemed to have been approved by the Trust Unitholders (including, but not limited to, appointment of a successor trustee) if it is approved by the affirmative vote of Record Date Trust Unitholders holding a majority of the Trust Units present in person or by proxy at a meeting where there is a quorum present.

Section 8.04 Conduct of Meetings. The Trustee may make such reasonable regulations consistent with the provisions hereof as it may deem advisable for any meeting of the Trust Unitholders, for the appointment of proxies, and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, the preparation and use at the meeting of a list authenticated by or on behalf of the Trustee of the Trust Unitholders entitled to vote at the meeting and such other matters concerning the conduct of the meeting as it shall deem advisable.

ARTICLE IX

DURATION, REVOCATION AND TERMINATION OF TRUST

Section 9.01 Revocation. Subject to the last sentence of this Section 9.01, the Trust is and shall be irrevocable, and PCEC, as trustor, after the Closing, retains no power to alter, amend (except as provided otherwise in this Article IX and in Section 10.02), revoke or terminate the Trust. The Trust shall be terminable only as provided in Section 9.02, and shall continue until so terminated.

Section 9.02 Termination. The Trust shall dissolve and commence winding-up its business and affairs upon the first to occur of the following events or times:

(a) the disposition of all of the Conveyed Interests and any assets (other than cash), tangible or intangible, including accounts receivable and claims or rights to payment, constituting the Trust Estate in accordance with Section 3.02;

(b) the action by Trust Unitholders of record holding at least 75% of the then outstanding Trust Units at a meeting held in accordance with the requirements of Article VIII to terminate the Trust;

(c) annual cash proceeds received by the Trust attributable to the Conveyed Interests, in the aggregate, are less than $2.0 million for each of any two consecutive years; and

(d) the entry of a decree of judicial dissolution of the Trust.

Section 9.03 Disposition and Distribution of Assets and Properties. Notwithstanding the dissolution of the Trust pursuant to Section 9.02, the Trustee and the Delaware Trustee shall continue to act as trustees of the Trust Estate and as such shall exercise the powers granted under this Agreement until their duties have been fully performed and the Trust Estate finally distributed so that the affairs of the Trust may be liquidated and wound up. Upon the dissolution of the Trust, the Trustee shall sell for cash in one or more sales all the properties other than cash then constituting the Trust Estate. The net proceeds from any sale of the Conveyed Interests made as provided in Section 3.02 or the properties other than cash then constituting the Trust Estate shall be treated as cash receipts of the Trust during the Monthly Period in which the net proceeds are received; provided that the Trustee shall first pay, satisfy and discharge all liabilities of the Trust, or if necessary, set up cash reserves in such amounts as the Trustee in its discretion deems appropriate for contingent liabilities in accordance with Section 3808 of the Trust Act. The Trustee shall not be required to obtain approval of the Trust Unitholders prior to performing any of its duties pursuant to this Section 9.03. Notwithstanding anything herein to the contrary, in no event may the Trustee distribute the Conveyed Interests to the Trust Unitholders. Upon completion of the dissolution and winding up of the Trust in accordance with Section 9.02 and Section 9.03 hereof and Section 3808 of the Trust Act, the Trustee shall direct the Delaware Trustee to file, and Delaware Trustee shall file or cause to be filed at the expense of PCEC, a certificate of cancellation of the Trust’s Certificate of Trust in accordance with Section 2.01 and Section 3811 of the Trust Act. Upon the filing of such certificate of cancellation, neither of the Trustees nor the Entities serving in such capacity shall have any further duty or obligation hereunder, and neither of the Trustees nor the Entities serving in such capacity shall be under further liability except as provided in Section 6.01.

Section 9.04 Reorganization or Business Combination.

(a) The Trust may merge or consolidate with or convert into one or more limited partnerships, general partnerships, corporations, statutory trusts, common law trusts, limited liability companies, associations, or unincorporated businesses in accordance with the Trust Act if such transaction (i) is agreed to by the Trustee and by the affirmative vote of holders of a majority of the Trust Units present in person or by proxy at a meeting where a quorum is present, and (ii) is permitted under the Trust Act and any other applicable law. The Trustee shall give prompt notice of such reorganization or business combination to the Delaware Trustee. Pursuant to and in accordance with the provisions of Section 3815(f) of the Trust Act, and notwithstanding anything else herein, an agreement of merger or consolidation approved in accordance with this Section 9.04 and Section 3815(a) of the Trust Act may effect any amendment to this Agreement or effect the adoption of a new trust agreement if it is the surviving or resulting trust in the merger or consolidation.

(b) Upon the effective date of a certificate of merger duly filed in accordance with the Trust Act, the following shall be deemed to occur, in addition to such effects as may be specified under the Trust Act as then in effect:

(i) all of the rights, privileges and powers of each of the business entities that have merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities shall be vested in the surviving business entity and, after the merger or consolidation, shall be the property of the surviving business entity to the extent they were part of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and shall not be in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interest in property of any of those constituent business entities shall be preserved unimpaired;

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the surviving or resulting business entity, and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contacted by it; and

(v) if the Trust is the surviving or resulting entity, the certificate of trust of the Trust may be amended as set forth in the certificate of merger.

(c) A merger or consolidation effected pursuant to this Section 9.04 shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another having occurred.

ARTICLE X

AMENDMENTS

Section 10.01 Prohibited Amendments. After the Closing, no amendment may be made to any provision of this Agreement that would:

(a) increase the power of the Delaware Trustee or the Trustee to engage in business or investment activities;

(b) alter the rights of the Trust Unitholders vis-à-vis each other; or

(c) unless consented to in writing by PCEC, have the effect of amending Sections 3.02, 6.02, 7.02, 9.02, 9.03, 10.01 or 10.02 hereof.

Section 10.02 Permitted Amendments. Subject to Section 10.01, the Trustee and the Delaware Trustee may amend the Transaction Documents to which the Trust (or the Trustee as trustee of the Trust) is a party as follows:

(a) The Delaware Trustee and the Trustee may, jointly, from time to time supplement or amend this Agreement, and the Trustee on behalf of the Trust may from time to time supplement or amend the other Transaction Documents to which the Trust (or the Trustee as trustee of the Trust) is a party, without the approval of Trust Unitholders in order to cure any ambiguity, to correct or supplement any provision contained herein or therein which may be defective or inconsistent with any other provisions herein or therein, to grant any benefit to all of the Trust Unitholders, to comply with changes in applicable law or to change the name of the Trust; provided that such supplement or amendment does not materially adversely affect the interests of the Trust Unitholders; and provided, further, that any amendment to this Agreement made to change the name of the Trust in accordance with Section 12.05 or otherwise shall be conclusively deemed not to materially affect adversely the interests of the Trust Unitholders or result in a material variance of the investment of the Trust or the Trust Unitholders. Additionally, the Trustee may, from time to time, supplement or amend the Transaction Documents without the approval of the Trust Unitholders; provided that such supplement or amendment would not materially increase the costs or expenses of the Trust or adversely affect the economic interest of the Trust Unitholders; and provided, further, that the Trustee shall not modify or amend the Conveyance if such modification or amendment would change the character of the Conveyed Interests in such a way that the Conveyed Interests become working interests or that the trust would fail to continue to qualify as a grantor trust for U.S. federal income tax purposes. The Trustee and the Delaware Trustee are entitled to, and may rely upon, a written opinion of counsel or certification of PCEC as conclusive evidence that any amendment or supplement pursuant to the immediately preceding sentences is authorized and permitted under this Agreement and the other Transaction Documents and complies with the provisions of this Section 10.02.

(b) All other permitted amendments to the provisions of this Agreement may be made only by the affirmative vote of the Trust Unitholders of record holding at least 75% of the then outstanding Trust Units at a meeting held in accordance with the requirements of Article VIII.

(c) No amendment that increases the obligations, duties or liabilities or affects the rights of the Delaware Trustee, the Trustee or any Entity serving in any such capacity shall be effective without the express written approval of such trustee or Entity.

ARTICLE XI

ARBITRATION

THE TRUST UNITHOLDERS, TRUSTEE AND PCEC AGREE THAT, EXCEPT AS PROVIDED IN PARAGRAPH (I) OF THIS ARTICLE XI, ANY DISPUTE, CONTROVERSY OR CLAIM THAT MAY ARISE BETWEEN OR AMONG PCEC (ON THE ONE HAND) AND THE TRUST OR THE TRUSTEE (ON THE OTHER HAND) IN CONNECTION WITH OR OTHERWISE RELATING TO THE TRANSACTION DOCUMENTS TO WHICH THE TRUST (OR THE TRUSTEE AS TRUSTEE OF THE TRUST) IS A PARTY, OR THE APPLICATION, IMPLEMENTATION, VALIDITY OR BREACH OF THE TRANSACTION DOCUMENTS TO WHICH THE TRUST (OR THE TRUSTEE AS TRUSTEE OF THE TRUST) IS A PARTY OR ANY PROVISION OF THE TRANSACTION DOCUMENTS TO WHICH THE TRUST (OR THE TRUSTEE AS TRUSTEE OF THE TRUST) IS A PARTY (INCLUDING, WITHOUT LIMITATION, CLAIMS BASED ON CONTRACT, TORT OR STATUTE), SHALL BE FINALLY, CONCLUSIVELY AND EXCLUSIVELY SETTLED BY BINDING ARBITRATION IN LOS ANGELES, CALIFORNIA IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES (THE “RULES”) OF THE AMERICAN ARBITRATION ASSOCIATION OR ANY SUCCESSOR THERETO (“AAA”) THEN IN EFFECT. THE TRUST UNITHOLDERS, THE TRUSTEE (FOR ITSELF AND ON BEHALF OF THE TRUST) AND PCEC HEREBY EXPRESSLY WAIVE THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO TRIAL BY JURY, WITH RESPECT TO ANY MATTER SUBJECT TO ARBITRATION PURSUANT

TO THIS ARTICLE XI. THE TRUST UNITHOLDERS, TRUSTEE OR PCEC MAY BRING AN ACTION, INCLUDING, WITHOUT LIMITATION, A SUMMARY OR EXPEDITED PROCEEDING, IN ANY COURT HAVING JURISDICTION, TO COMPEL ARBITRATION OF ANY DISPUTE, CONTROVERSY OR CLAIM TO WHICH THIS ARTICLE XI APPLIES. EXCEPT WITH RESPECT TO THE FOLLOWING PROVISIONS (THE “SPECIAL PROVISIONS”), WHICH SHALL APPLY WITH RESPECT TO ANY ARBITRATION PURSUANT TO THIS ARTICLE XI, THE INITIATION AND CONDUCT OF ARBITRATION SHALL BE AS SET FORTH IN THE RULES, WHICH RULES ARE INCORPORATED IN THIS AGREEMENT BY REFERENCE WITH THE SAME EFFECT AS IF THEY WERE SET FORTH IN THIS AGREEMENT.

(a) In the event of any inconsistency between the Rules and the Special Provisions, the Special Provisions shall control. References in the Rules to a sole arbitrator shall be deemed to refer to the tribunal of arbitrators provided for under subparagraph (c) below in this Article XI.

(b) The arbitration shall be administered by AAA.

(c) The arbitration shall be conducted by a tribunal of three arbitrators. Within ten days after arbitration is initiated pursuant to the Rules, the initiating party or parties (the “Claimant”) shall send written notice to the other party or parties (the “Respondent”), with a copy to the Los Angeles, California office of AAA, designating the first arbitrator (who shall not be a representative or agent of any party but may or may not be an AAA panel member and, in any case, shall be reasonably believed by the Claimant to possess the requisite experience, education and expertise in respect of the matters to which the claim relates to enable such person to competently perform arbitral duties). Within ten days after receipt of such notice, the Respondent shall send written notice to the Claimant, with a copy to the Los Angeles, California office of AAA and to the first arbitrator, designating the second arbitrator (who shall not be a representative or agent of any party, but may or may not be an AAA panel member and, in any case, shall be reasonably believed by the Respondent to possess the requisite experience, education and expertise in respect of the matters to which the claim relates to enable such person to competently perform arbitral duties). Within ten days after such notice from the Respondent is received by the Claimant, the Respondent and the Claimant shall cause their respective designated arbitrators to select any mutually agreeable AAA panel member as the third arbitrator. If the respective designated arbitrators of the Respondent and the Claimant cannot so agree within said ten day period, then the third arbitrator will be determined pursuant to the Rules. For purposes of this Article XI, PCEC (on the one hand) and the Trust and the Trustee (on the other hand) shall each be entitled to the selection of one arbitrator. Prior to commencement of the arbitration proceeding, each arbitrator shall have provided the parties with a resume outlining such arbitrator’s background and qualifications and shall certify that such arbitrator is not a representative or agent of any of the parties. If any arbitrator shall die, fail to act, resign, become disqualified or otherwise cease to act, then the arbitration proceeding shall be delayed for 15 days and the party by or on behalf of whom such arbitrator was appointed shall be entitled to appoint a substitute arbitrator (meeting the qualifications set forth in this Article XI) within such 15-day period; provided, however, that if the party by or on behalf of whom such arbitrator was appointed shall fail to appoint a substitute arbitrator within such 15-day period, the substitute arbitrator shall be a neutral arbitrator appointed by the AAA arbitrator within 15 days thereafter.

(d) All arbitration hearings shall be commenced within 120 days after arbitration is initiated pursuant to the Rules, unless, upon a showing of good cause by a party to the arbitration, the tribunal of arbitrators permits the extension of the commencement of such hearing; provided, however, that any such extension shall not be longer than 60 days.

(e) All claims presented for arbitration shall be particularly identified and the parties to the arbitration shall each prepare a statement of their position with recommended courses of action. These statements of position and recommended courses of action shall be submitted to the tribunal of arbitrators chosen as provided hereinabove for binding decision. The tribunal of arbitrators shall not be empowered to make decisions beyond the scope of the position papers.

(f) The arbitration proceeding will be governed by the substantive laws of the State of Delaware and will be conducted in accordance with such procedures as shall be fixed for such purpose by the tribunal of arbitrators, except that (i) discovery in connection with any arbitration proceeding shall be conducted in accordance with the Federal Rules of Civil Procedure and applicable case law, (ii) the tribunal of arbitrators shall have the power to compel discovery and (iii) unless the parties otherwise agree and except as may be provided in this Article XI, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, to the exclusion of any provision of state law or other applicable law or procedure inconsistent therewith or which would produce a different result. The parties shall preserve their right to assert and to avail themselves of the attorney-client and attorney-work-product privileges, and any other privileges to which they may be entitled pursuant to applicable law. No party to the arbitration or any arbitrator may compel or require mediation and/or settlement conferences without the prior written consent of all such parties and the tribunal of arbitrators.

(g) The tribunal of arbitrators shall make an arbitration award as soon as possible after the later of the close of evidence or the submission of final briefs, and in all cases the award shall be made not later than 30 days following submission of the matter. The finding and decision of a majority of the arbitrators shall be final and shall be binding upon the parties. Judgment upon the arbitration award or decision may be entered in any court having jurisdiction thereof or application may be made to any such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The tribunal of arbitrators shall have the authority to assess liability for pre-award and post-award interest on the claims, attorneys’ fees, expert witness fees and all other expenses of arbitration as such arbitrators shall deem appropriate based on the outcome of the claims arbitrated. Unless otherwise agreed by the parties to the arbitration in writing, the arbitration award shall include findings of fact and conclusions of law.

(h) Nothing in this Article XI shall be deemed to (i) limit the applicability of any otherwise applicable statute of limitations or repose or any waivers contained in this Agreement, (ii) constitute a waiver by any party hereto of the protections afforded by 12 U.S.C. § 91 or any successor statute thereto or any substantially equivalent state law, (iii) restrict the right of the Trustee to make application to any state or federal district court having jurisdiction in Los Angeles, California, to appoint a successor Trustee or to request instructions with regard to any provision in this Agreement when the Trustee is unsure of its obligations thereunder, or (iv) apply to the Delaware Trustee.

(i) This Article XI shall preclude participation by the Trust (or the Trustee as trustee of the Trust) in any class action brought against PCEC by any Person who is not a Trust Unitholder and the Trustee shall opt out of any such class action in which the Trust (or the Trustee as trustee of the Trust) is a purported class member, but shall not preclude participation by the Trust (or the Trustee as trustee of the Trust) in any such action brought by Trust Unitholders or in which Trust Unitholders holding more than 50% of the Trust Units represented at a duly called and held meeting of the Trust Unitholders in accordance with Section 8.02 request the Trustee to participate.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Inspection of Books. Each Trust Unitholder and its duly authorized agents and attorneys shall have the right, at its own expense and during reasonable business hours upon reasonable prior notice, to examine and inspect the records (including, without limitation, the ownership ledger) of the Trust and the Trustee in reference thereto for any purpose reasonably related to the Trust Unitholder’s interest as a Trust Unitholder. The Trustee and its duly authorized Agents (including attorneys) shall have the right, at the expense of the Trust and during reasonable business hours upon reasonable prior written notice, to examine and inspect the records of PCEC relating to the Conveyed Interests and the Underlying Properties.

Section 12.02 Disability of a Trust Unitholder. Any payment or distribution to a Trust Unitholder may be made by check of the Trustee drawn to the order of the Trust Unitholder, regardless of whether or not the Trust Unitholder is a minor or under other legal disability, without the Trustee having further responsibility with respect to such payment or distribution. This Section 12.02 shall not be deemed to prevent the Trustee from making any payment or distribution by any other method that is appropriate under law.

Section 12.03 Interpretation. It is intended that this Agreement shall be interpreted in a manner such that the Trustee shall be prohibited from taking any action if the effect of such action would constitute a power under this Trust Agreement to “vary the investment of the certificate holders” as set forth in Section 301.7701-4(c)(1) of the Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended, as such regulations may be amended, and as further interpreted by Revenue Ruling 2004-86, 2004-2 C.B. 191, or any successor ruling, notice or other pronouncement by the Internal Revenue Service.

Section 12.04 Merger or Consolidation of Delaware Trustee or Trustee. Neither a change of name of either the Delaware Trustee or the Trustee, nor any merger or consolidation of its corporate powers with another bank or with a trust company or other Entity, nor the sale or transfer of all or substantially all of its institutional and corporate trust operations to a separate bank, trust company, corporation or other Entity shall adversely affect such resulting or successor party’s right or capacity to act hereunder and any such successor shall be the successor Delaware Trustee or the Trustee hereunder without the execution, delivery or filing of any paper or instrument or further act to be done on the part of the parties hereto, except as may be required by law; provided, however, that the Delaware Trustee or any successor thereto shall maintain its principal place of business in the State of Delaware; and provided, further, that, in the case of any successor Trustee or Delaware Trustee, it shall continue to meet the requirements of Section 6.05.

Section 12.05 Change in Trust Name. Upon the written request by PCEC submitted to the Trustee and the Delaware Trustee, the Trustee shall, without the vote or consent of any Trust Unitholders, take all action necessary to change the name of the Trust to a name mutually agreeable to the Trustee and PCEC and, upon effecting such name change, the Delaware Trustee, acting pursuant to the written instructions of the Trustee, shall amend the Certificate of Trust on file in the office of the Secretary of State of Delaware to reflect such name change.

Section 12.06 Filing of this Agreement. There is no obligation on the part of the Trustee that this Agreement or any executed copy hereof be filed in any county or parish in which any of the Trust Estate is located or elsewhere, but the same may be filed for record in any county or parish by the Trustee. In order to avoid the necessity of filing this Agreement for record, each of the Delaware Trustee and the Trustee agrees that for the purpose of vesting the record title to the Trust Estate in any successor trustee, the succeeded trustee shall, upon appointment of any successor trustee, execute and deliver to such successor trustee appropriate assignments or conveyances.

Section 12.07 Choice of Law. This Agreement and the Trust shall be governed by the laws of the State of Delaware (without regard to the conflict of laws principles thereof) in effect at any applicable time in all matters, including the validity, construction and administration of this Agreement and the Trust, the enforceability of the provisions of this Agreement, all rights and remedies hereunder, and the services of the Delaware Trustee and Trustee hereunder. Furthermore, except as otherwise provided in this Agreement, the rights, powers, duties and liabilities of the Delaware Trustee, the Trustee and the Trust Unitholders shall be as provided under the Trust Act and other applicable laws of the State of Delaware in effect at any applicable time; provided, however, that to the fullest extent permitted by applicable law there shall not be applicable to the Trustee, the Delaware Trustee, the Trust Unitholders, the Trust or this Agreement any provision of the laws (common or statutory) of the State of Delaware pertaining to trusts (other than the Trust Act) that relate to or regulate, in a manner inconsistent with the terms hereof, (i) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (ii) affirmative requirements to post bonds for trustees, officers, agents or employees of a trust, (iii) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (iv) fees or other sums payable to trustees, officers, agents or employees of a trust, (v) the allocation of receipts and expenditures to income or principal, (vi) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding or investing trust assets or (vii) the establishment of fiduciary or other standards of responsibility or limitations on the acts or powers of trustees that are inconsistent with the limitations or authorities and powers of the trustees hereunder as set forth or referenced in this Agreement. Section 3540 of Title 12 of the Delaware Code shall not apply to the Trust.

Section 12.08 Separability. If any provision of this Agreement or the application thereof to any Person or circumstances shall be finally determined by a court of proper jurisdiction to be illegal, invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those as to which it is held illegal, invalid or unenforceable shall not be affected thereby, and every remaining provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

Section 12.09 Notices. Any and all notices or demands permitted or required to be given under this Agreement shall be in writing (or be capable of being reproduced in paper format) and shall be validly given or made if (a) personally delivered, (b) delivered and confirmed by facsimile or like instantaneous transmission service, or by Federal Express or other overnight courier delivery service, which shall be effective as of confirmation of receipt by the courier at the address for notice hereinafter stated, (c) solely in the case of notice to any Trust Unitholder, by press release in a nationally recognized and distributed media or by means of electronic transmission or as otherwise permitted by applicable law, or (d) deposited in the United States mail, first class, postage prepaid, certified or registered, return receipt requested, addressed as follows:

If to the Trustee, to:

The Bank of New York Mellon Trust Company, N.A.

Institutional Trust Services

919 Congress Avenue, Suite 500

Austin, Texas 78701

Attention: Michael J. Ulrich

Facsimile No.: (512) 479-2253

With a copy to:

Bracewell & Giuliani LLP

111 Congress Avenue, Suite 2300

Austin, Texas 78701

Attention: Thomas Adkins

Facsimile No.: (512) 479-3940

If to the Delaware Trustee, to:

Wilmington Trust, National Association

1100 North Market Street

Wilmington, Delaware 19890-1615

Attention: Corporate Trust Administration

Facsimile No.: (302) 636-4140

With a copy to:

Richards, Layton & Finger, P.A.

920 N. King Street

Wilmington, Delaware 19801

Attention: Eric A. Mazie

Facsimile No.: (302) 498-7678

If to PCEC, to:

515 South Flower Street, Suite 4800

Los Angeles, California 90071

Attention: Gregory C. Brown

Facsimile No.: (213) 225-5916

With a copy to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Sean T. Wheeler

Facsimile No.: (713) 546-5401

If to a Trust Unitholder, to:

The Trust Unitholder at its last address as shown on the ownership records maintained by the Trustee.

Notice that is mailed in the manner specified shall be conclusively deemed given three days after the date postmarked or upon receipt, whichever is sooner. Any party to this Agreement may change its address for the purpose of receiving notices or demands by notice given as provided in this Section 12.09.

Section 12.10 Counterparts. This Agreement may be executed in a number of counterparts, each of which shall constitute an original, but such counterparts shall together constitute but one and the same instrument.

Section 12.11 No Fiduciary Duty of PCEC or its Affiliates. The parties hereto and the Trust Unitholders expressly acknowledge and agree that PCEC and its Affiliates are entering into the Transaction Documents and may exercise their rights and discharge their obligations fully, without hindrance or regard to conflict of interest principles, duty of loyalty principles or other breach of fiduciary duties, all of which defenses, claims or assertions are hereby expressly waived by the other parties hereto and the Trust Unitholders. Neither PCEC nor any of its Affiliates shall be a fiduciary with respect to the Trust or the Trust Unitholders. To the extent that, at law or in equity, PCEC or its Affiliates have duties (including fiduciary duties) and liabilities relating thereto to the Trust or to the Trust Unitholders, such duties and liabilities are hereby eliminated and waived to the fullest extent permitted by law.

[Signature page follows]

IN WITNESS WHEREOF, PCEC, the Trustee and the Delaware Trustee have caused this Agreement to be duly executed the day and year first above written.

PACIFIC COAST ENERGY COMPANY LP

By:	PCEC (GP) LLC,
its general partner

By:	/s/ Randall H. Breitenbach
Name: Randall H. Breitenbach
Title: Chief Executive Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION

By:	/s/ Jessica Williams
Name: Jessica Williams
Title: Banking Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/ Michael J. Ulrich
Name: Michael J. Ulrich
Title: Vice President

[Signature Page to Amended and Restated Trust Agreement]